Exhibit 5.1
April 1, 2008
Broadpoint Securities Group, Inc.
One Penn Plaza, 42nd Floor
New York, NY 10119
Ladies and Gentlemen:
          We have acted as counsel to Broadpoint Securities Group, Inc., a New York corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the public offering from time to time by the selling stockholder identified in the Registration Statement of 7,058,824 shares of the Company’s common stock, par value $.01 per share (the “Shares”).
          We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below, including the Registration Statement, the Certificate of Incorporation of the Company, as amended, and the By-laws of the Company, as amended.
          Based on the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.
          We are members of the Bar of the State of New York, and in expressing the foregoing opinion we are not passing upon the laws of any jurisdiction other than the New York Corporation Law.
          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

/s/ Dewey & LeBoeuf LLP
Dewey & LeBoeuf LLP